<PLAINTEXT>
                                                                 Morgan Stanley
                                                                 Charter Series
     December 2005
     Monthly Report
This Monthly Report supplements the Charter Funds' Prospectus dated April 25, 2005, and the Prospectus Supplement dated December 8, 2005.
                                                       Issued: January 31, 2006
[LOGO] Morgan Stanley
MORGAN STANLEY CHARTER SERIES
HISTORICAL FUND PERFORMANCE
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                 INCEPTION-  COMPOUND
                                                                                                  TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005    RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %      %        %          %
----------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7      27.0       7.6
                                                                     (3 mos.)
----------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6)    57.3       3.9
                 (10 mos.)
----------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)    86.0       9.5
                                               (10 mos.)
----------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)     4.6        0.7
                                               (10 mos.)
----------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION
330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700
Morgan Stanley Charter Series
Monthly Report
December 2005
Dear Limited Partner:
  The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of December 31, 2005 was as follows:

                                                                   % CHANGE
    FUND                                                    N.A.V. FOR MONTH
    ------------------------------------------------------------------------
    Charter Campbell                                        $12.70   -3.02%
    ------------------------------------------------------------------------
    Charter MSFCM                                           $15.73   -2.58%
    ------------------------------------------------------------------------
    Charter Graham                                          $18.60   -2.56%
    ------------------------------------------------------------------------
    Charter Millburn                                        $10.46   -0.25%
    ------------------------------------------------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.
  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.
  I would also like to take this opportunity to inform you that we anticipate Schedule K-1 (Form 1065) tax forms reporting each Limited Partner's share of the Partnership income, loss and deductions for calendar year 2005 will be mailed to holders of non-IRA accounts during the last week of February. Should you have an IRA account and wish to receive a Schedule K-1 tax form, please contact your Morgan Stanley Financial Advisor.
  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New
York, NY 10017, or your Morgan Stanley Financial Advisor.
  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.
Sincerely,
/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.
                      This page intentionally left blank.
CHARTER CAMPBELL
                                    [CHART]
                      Month ended            YTD ended
                   December 31, 2005     December 31, 2005
                   -----------------     ------------------
Currencies              -2.40%                 6.92%
Interest Rates          -1.02%                 7.00%
Stock Indices            0.26%                -2.73%
Energies                 0.39%                 3.26%
Metals                   0.17%                 1.10%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the currency sector, losses were incurred from long U.S. dollar positions relative to the Japanese yen, as the value of the Japanese yen moved higher during mid-month amid investor sentiment that interest rates in Japan could head higher in 2006. Additional losses were experienced from short positions in the euro against the U.S. dollar as the value of the euro also increased against the U.S. dollar during mid-month on the possibility that the
   European Central Bank could raise rates in 2006. Also pulling the value of the U.S. dollar lower against these currencies was news that the U.S. Current-Account deficit in the July-September quarter was the third highest in history and speculation that the U.S. Federal Reserve will end its cycle of interest rate increases some time in 2006. Elsewhere in the currency markets, losses were recorded from long positions in the New Zealand dollar relative to the U.S. dollar as the value of the New Zealand dollar declined on weaker-than-expected economic growth data and investor confidence that further interest rate hikes from the Reserve Bank of New Zealand were unlikely. The value of the Australian dollar moved lower in tandem with the New Zealand dollar resulting in additional losses from long positions.
CHARTER CAMPBELL
FACTORS INFLUENCING MONTHLY TRADING LOSSES: (continued)
..  In the global interest rate futures markets, short positions in European interest rates futures resulted in losses as prices moved higher after inflation fears for the euro zone diminished the possibility that the European Central Bank will be more aggressive with increasing interest rates in the near future. Additional losses were recorded from short positions in U.S. interest rate futures as prices strengthened after the U.S. Federal Reserve policy makers dropped references to "accommodation" in the accompanying policy statement. This caused many bond market participants to speculate that the 18-month tightening cycle of U.S. interest rates was possibly nearing its end.
FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  In the energy markets, long positions in crude oil resulted in gains as prices finished higher after news from the International Energy Agency that lower prices have encouraged a rebound in energy demand. Further pushing prices upwards, among other factors, was a bullish energy outlook for 2006 from the Energy Information Administration.
..  Within the global stock indices, long positions in Japanese and European stock index futures experienced gains as prices increased during the month amid a reduction in energy prices and anticipation that a strong holiday shopping season will improve the retail sectors of the European and Japanese economies. Further affecting the value of Japanese equity prices was strong investor optimism that the Japanese economy will continue to improve in
   2006. Within European stock markets, prices were pressured higher on possibility of an end to U.S. interest rate increases.
..  Within the metals markets, long positions in copper and zinc futures recorded gains as prices continued to trend higher on news of weak global supplies and persistent demand from China.
CHARTER MSFCM
                                    [CHART]
                  Month ended             YTD ended
                December 31, 2005      December 31, 2005
                -----------------      -----------------
Currencies           -1.51%                -19.84%
Interest Rates       -1.78%                 -4.79%
Stock Indices         0.72%                  3.98%
Energies             -1.50%                  3.41%
Metals                1.53%                  1.52%
Agriculturals         0.24%                  0.91%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the global interest rate futures markets, short positions in German interest rate futures resulted in losses as prices moved higher after inflation fears for the euro zone diminished the possibility that the European Central Bank will be more aggressive with increasing interest rates in the near future. Additional losses were recorded from short positions in U.S. interest rate futures as prices strengthened after the U.S. Federal Reserve policy makers dropped references to "accommodation" in the accompanying policy statement. This caused many bond market participants to speculate that the 18-month tightening cycle of U.S. interest rates was possibly nearing its end.
..  In the currency sector, losses were incurred from long U.S. dollar positions relative to the Japanese yen, as the value of the Japanese yen moved higher during mid-month amid investor sentiment that interest rates in Japan could head higher in 2006. The value of the euro also increased against the U.S. dollar during mid-month on the possibility that the European Central Bank could raise rates in 2006. Also pulling the value of the U.S. dollar lower against these currencies was news that the U.S. Current-Account deficit in the July-September quarter was the third highest in history and speculation that the U.S. Federal Reserve will end its cycle of interest rate increases some time in 2006. Elsewhere in the currency markets, losses resulted from long positions in the Australian dollar against the U.S. dollar as the value of the Australian dollar finished lower.
CHARTER MSFCM
FACTORS INFLUENCING MONTHLY TRADING LOSSES: (continued)
..  In the energy markets, short positions in crude oil futures incurred losses as prices finished higher after news from the International Energy Agency that lower prices have encouraged a rebound in energy demand. Further pushing prices upwards, among other factors, was a bullish energy outlook for 2006 from the Energy Information Administration. Additional losses were recorded from long positions in natural gas futures as prices reversed sharply lower due to low demand, mild weather in Europe and the U.S., and the release of U.S. government data which showed a smaller-than-expected decline in supplies.
FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  Within the metals markets, long positions in aluminum and copper futures recorded gains as prices continued to trend higher on news of weak global supplies and consistent demand from China. Elsewhere in the metals markets, long positions in gold futures resulted in gains as prices were driven higher on strong physical and investment demand, increasing geopolitical concerns and the potential for a decline in the value of the U.S. dollar.
..  Within the global stock indices, long positions in Japanese stock index futures produced gains as prices increased during the month amid a reduction in energy prices and anticipation that a strong holiday shopping season will improve the retail sector of the Japanese economy. Further affecting the value of Japanese equity prices was strong investor optimism that the Japanese economy will continue to improve in 2006.
..  Within the agricultural markets, long positions in sugar futures experienced gains as prices continued to rise in response to the European Union's refusal to amend its less-than-expected price reduction of sugar, favorable weather in global growing regions, and news that Brazil, a major global exporter of sugar, intended to use the majority of its sugar crop to produce ethanol.
CHARTER GRAHAM
                                    [CHART]
                     Month ended             YTD ended
                  December 31, 2005      December 31, 2005
                  -----------------      ------------------
Currencies              -2.57%                -6.53%
Interest Rates          -1.10%                -9.05%
Stock Indices            1.29%                 3.72%
Energies                -0.31%                -0.20%
Metals                   0.55%                 0.69%
Agriculturals           -0.15%                -1.16%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the currency sector, losses were recorded from long positions in the New
   Zealand dollar relative to the U.S. dollar as the value of the New Zealand dollar declined on weaker-than-expected economic growth data and investor confidence that further interest rate hikes from the Reserve Bank of New Zealand were unlikely. Additional losses were incurred from long positions in the Australian dollar against the U.S. dollar as the value of the Australian dollar moved lower in tandem with the New Zealand dollar. Elsewhere in the currency markets, losses were incurred from long U.S.
   dollar positions relative to the Japanese yen, as the value of the Japanese yen moved higher during mid-month amid investor sentiment that interest rates in Japan could head higher in 2006. The value of the euro also increased against the U.S. dollar during mid-month on the possibility that the European Central Bank could raise rates in 2006, resulting in losses from short positions. Also pulling the value of the U.S. dollar lower against these currencies was news that the U.S. Current-Account deficit in the July-September quarter was the third highest in history and speculation that the U.S. Federal Reserve will end its cycle of interest rate increases some time in 2006.
CHARTER GRAHAM
FACTORS INFLUENCING MONTHLY TRADING LOSSES: (continued)
..  In the global interest rate futures markets, short positions in European interest rate futures resulted in losses as prices moved higher after inflation fears for the euro zone diminished the possibility that the European Central Bank will be more aggressive with increasing interest rates in the near future. Additional losses were recorded from short positions in U.S. interest rate futures as prices strengthened after the U.S. Federal Reserve policy makers dropped references to "accommodation" in the accompanying policy statement. This caused many bond market participants to speculate that the 18-month tightening cycle of U.S. interest rates was possibly nearing its end.
..  In the energy markets, short positions in crude oil and its related products incurred losses as prices finished higher after news from the International Energy Agency that lower prices have encouraged a rebound in energy demand. Further pushing prices upwards, among other factors, was a bullish energy outlook for 2006 from the Energy Information Administration. Additional losses were recorded from long positions in natural gas as prices reversed sharply lower due to low demand, mild weather in Europe and the U.S., and the release of U.S. government data which showed a smaller-than-expected decline in supplies.
..  Within the agricultural markets, losses were recorded from short positions in wheat, corn, soybean meal, and cotton futures as prices moved higher in response to reports of strong demand and news of weaker-than-expected supplies from the U.S. Department of Agriculture. Elsewhere in the agricultural markets, short positions in coffee experienced losses as prices moved higher on short-covering by investors.
FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  Within the global stock indices, long positions in Japanese and European stock index futures experienced gains as prices increased during the month amid a reduction in energy prices and anticipation that a strong holiday shopping season will improve the retail sectors of the European and Japanese economies. Further affecting the value of Japanese equity prices was strong investor optimism that the Japanese economy will continue to improve in
   2006. Within European stock markets, prices were pressured higher on possibility of an end to U.S. interest rate increases.
..  Within the metals markets, long positions in aluminum, copper, and zinc futures recorded gains as prices continued to trend higher on news of weak global supplies and persistent demand from China. Elsewhere in the metals markets, long positions in gold futures resulted in gains as prices were driven higher on strong physical and investment demand, increasing geopolitical concerns, and the potential for a decline in the value of the U.S. dollar.
CHARTER MILLBURN
                                    [CHART]
                       Month ended              YTD ended
                    December 31, 2005      December 31, 2005
                    -----------------      -----------------
Currencies               -2.94%                 -3.63%
Interest Rates            0.15%                  1.30%
Stock Indices             2.05%                  8.75%
Energies                 -0.05%                  1.24%
Metals                    1.20%                  3.26%
Agriculturals            -0.35%                 -3.52%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  Within the global stock indices, long positions in Japanese and European stock index futures experienced gains as prices increased during the month amid a reduction in energy prices and anticipation that a strong holiday shopping season will improve the retail sectors of the European and Japanese economies. Further affecting the value of Japanese equity prices was strong investor optimism that the Japanese economy will continue to improve in
   2006. Within European stock markets, prices were pressured higher on possibility of an end to U.S. interest rate increases. Elsewhere in the global stock index futures markets, gains were recorded from long positions in South African equity index futures as prices increased on strong economic data out of South Africa.
..  Within the metals markets, long positions in aluminum, copper, and zinc futures recorded gains as prices continued to trend higher on news of weak global supplies and persistent demand from China. Elsewhere in the metals markets, long positions in gold and silver futures resulted in gains as prices were driven higher on strong physical and investment demand, increasing geopolitical concerns, and the potential for a decline in the value of the U.S. dollar.
CHARTER MILLBURN
FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the currency sector, losses were incurred from short positions in the
   Japanese yen against the U.S. dollar, Australian dollar, Swiss franc, and British pound, as the value of the Japanese yen moved higher during mid-month amid investor sentiment that interest rates in Japan could head higher in 2006. Additional losses were recorded from short positions in the Singapore dollar versus the U.S. dollar as the value of the Singapore dollar increased in the wake of the Japanese yen's rise. Also pulling the value of the U.S. dollar lower against these currencies was news that the U.S. Current-Account deficit in the July-September quarter was the third highest in history and speculation that the U.S. Federal Reserve will end its cycle of interest rate increases some time in 2006. Elsewhere in the currency markets, losses were recorded from long positions in the New Zealand dollar relative to the U.S. dollar as the value of the New Zealand dollar declined on weaker-than-expected economic growth data and investor confidence that further interest rate hikes from the Reserve Bank of New Zealand were unlikely. Smaller losses resulted from long positions in the Brazilian real versus the U.S. dollar as the value of the real weakened after investors considered the effects of the Brazilian government's decision to pay down $15.5 billion in debt to the International Monetary Fund this year, as well as continued U.S. dollar buying by Brazil's central bank.
..  Within the agricultural markets, losses were recorded from short positions in corn, soybeans, and cotton futures as prices moved higher in response to reports of strong demand and news of weaker-than-expected supplies from the U.S. Department of Agriculture. Additional losses were incurred from short positions in coffee as prices moved higher on short-covering by investors.
MORGAN STANLEY CHARTER SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED DECEMBER 31, 2005 (UNAUDITED)

                                     Morgan Stanley                Morgan Stanley               Morgan Stanley
                                  Charter Campbell L.P.          Charter MSFCM L.P.           Charter Graham L.P.
                              ----------------------------  ---------------------------  ----------------------------
                                            Percentage of                Percentage of                 Percentage of
                                           December 1, 2005             December 1, 2005              December 1, 2005
                                            Beginning Net                Beginning Net                 Beginning Net
                                 Amount      Asset Value      Amount      Asset Value       Amount      Asset Value
                              -----------  ---------------- ----------  ---------------- -----------  ----------------
                                   $              %             $              %              $              %
INVESTMENT INCOME
  Interest income (Note 2)      1,136,822          .29         486,774         .32         1,331,130         .30
                              -----------       ------      ----------       -----       -----------       -----
EXPENSES
  Brokerage fees (Note 2)       1,979,943          .50         764,078         .50         2,194,515         .50
  Management fees (Note 2&3)      874,475          .22         254,692         .17           731,505         .17
                              -----------       ------      ----------       -----       -----------       -----
   Total Expenses               2,854,418          .72       1,018,770         .67         2,926,020         .67
                              -----------       ------      ----------       -----       -----------       -----
NET INVESTMENT LOSS            (1,717,596)        (.43)       (531,996)       (.35)       (1,594,890)       (.37)
                              -----------       ------      ----------       -----       -----------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                     48,253,963        12.18      (8,823,942)      (5.78)       11,139,232        2.54
  Net change in unrealized    (58,500,241)      (14.77)      5,418,130        3.55       (20,771,404)      (4.73)
                              -----------       ------      ----------       -----       -----------       -----
   Total Trading Results      (10,246,278)       (2.59)     (3,405,812)      (2.23)       (9,632,172)      (2.19)
                              -----------       ------      ----------       -----       -----------       -----
NET LOSS                      (11,963,874)       (3.02)     (3,937,808)      (2.58)      (11,227,062)      (2.56)
                              ===========       ======      ==========       =====       ===========       =====

                                     Morgan Stanley
                                 Charter Millburn L.P.
                              ---------------------------
                                           Percentage of
                                          December 1, 2005
                                           Beginning Net
                                Amount      Asset Value
                              ----------  ----------------
                                  $              %
INVESTMENT INCOME
  Interest income (Note 2)       137,932          .29
                              ----------       ------
EXPENSES
  Brokerage fees (Note 2)        236,082          .50
  Management fees (Note 2&3)      78,692          .16
                              ----------       ------
   Total Expenses                314,774          .66
                              ----------       ------
NET INVESTMENT LOSS             (176,842)        (.37)
                              ----------       ------
TRADING RESULTS
Trading profit (loss):
  Realized                     6,277,974        13.29
  Net change in unrealized    (6,220,513)      (13.17)
                              ----------       ------
   Total Trading Results          57,461          .12
                              ----------       ------
NET LOSS                        (119,381)       (0.25)
                              ==========       ======

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED DECEMBER 31, 2005 (UNAUDITED)

                              MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                           CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.                   CHARTER GRAHAM L.P.
                   ------------------------------------  -----------------------------------  ----------------------------
                        UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                   --------------  -----------  -------- -------------  -----------  -------- --------------  -----------
                                        $          $                         $          $                          $
Net Asset Value,
 December 1, 2005  30,229,348.918  395,988,627   13.10   9,463,873.222  152,815,583   16.15   22,998,378.237  438,902,924
Net Loss                 --        (11,963,874)   (.40)        --        (3,937,808)   (.42)        --        (11,227,062)
Redemptions          (371,273.934)  (4,715,179)  12.70    (318,947.885)  (5,017,050)  15.73     (823,299.366) (15,313,368)
Subscriptions       1,083,050.344   13,754,739   12.70      65,198.986    1,025,580   15.73      481,665.866    8,958,985
                   --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
 December 31, 2005 30,941,125.328  393,064,313   12.70   9,210,124.323  144,886,305   15.73   22,656,744.737  421,321,479
                   ==============  ===========           =============  ===========           ==============  ===========

                                      MORGAN STANLEY
                                   CHARTER MILLBURN L.P.
                   -------- ----------------------------------
                   PER UNIT     UNITS        AMOUNT    PER UNIT
                   -------- -------------  ----------  --------
                      $                        $          $
Net Asset Value,
 December 1, 2005   19.08   4,503,780.076  47,216,312   10.48
Net Loss             (.48)        --         (119,381)   (.02)
Redemptions         18.60    (117,996.203) (1,234,240)  10.46
Subscriptions       18.60      25,702.671     268,850   10.46
                            -------------  ----------
Net Asset Value,
 December 31, 2005  18.60   4,411,486.544  46,131,541   10.46
                            =============  ==========

  The accompanying notes are an integral part of these financial statements. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is VK Capital Inc. ("VK Capital," formerly, Morgan Stanley Futures & Currency Management Inc.).
Demeter, Morgan Stanley DW, MS & Co., MSIL, and VK Capital are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.
REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income equal to 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6.00% of the Partnership's Net Assets as of the first day of each month (a 6.00% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
OPERATING EXPENSES. The Partnerships incur a monthly management fee and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.
CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.
REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by the General Partner before the last day of the month in which the redemption is to be effective. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.
EXCHANGES.  On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.
DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.
INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Demeter, on behalf of Charter MSFCM and itself, entered into a Management Agreement with VK Capital to make all trading decisions for the Partnership. Charter MSFCM pays management and incentive fees (if any) to VK Capital.
--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:
Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.
Morgan Stanley Charter MSFCM L.P.
  VK Capital Inc.
  Effective April 28, 2005, Morgan Stanley Futures & Currency Management Inc. changed its name to VK Capital Inc.
Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.
Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(concluded)
Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:
MANAGEMENT FEE. Charter MSFCM, Charter Graham, and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.
INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.
Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for complete information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.
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